Exhibit 10.15

American Medical Systems Holdings, Inc.
Non-employee Director Compensation Summary

In July 2004, the Board of Directors of American Medical Systems Holdings, Inc. approved the following compensation schedule for non-employee directors:

Annual Retainer

We pay our non-employee directors an annual retainer for serving on the Board and Committees as follows:

Board member	$25,000
Audit Committee chair	$10,000
Audit Committee member	$7,500
Compensation Committee chair	$5,000
Compensation Committee member	$2,500
Nominating/Corporate Governance Committee member	$2,500

Stock Options

Our current compensation program also provides for the grant of stock options to our non-employee directors. In July 2004, we granted each of the following non-employee directors an option to purchase the indicated number of shares of our common stock (as adjusted for our stock split which is effective March 21, 2005):

Richard B. Emmitt	40,000
Thomas E. Timbie	40,000
Christopher H. Porter, Ph.D.	40,000
Elizabeth H. Weatherman	40,000
Albert Jay Graf	20,000	*

*	Mr. Graf’s 2004 option covered a fewer number of shares because in September 2001 we granted Mr. Graf an option to purchase 200,000 shares of our common stock, which had not fully vested.

Beginning in 2005, each non-employee director who is reelected as a director at our annual meeting of stockholders, or that continues to serve as a director after such meeting, will be granted an additional option to purchase 10,000 shares of our common stock. The options have an exercise price equal to the fair market value of the shares on the date of grant. The options vest over a three-year period from the date of grant, as long as the non-employee director continues to serve on the board, and become immediately exercisable in full upon a change in control. The options expire ten years from the date of grant.

Expenses

In addition, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending regularly scheduled meetings.